As filed with the Securities and Exchange Commission on May 13, 2024

Registration No. 333-271028

Registration No. 333-267200

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZeroFox Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1557361
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1834 S. Charles Street

Baltimore, Maryland 21230

(855) 936-9369

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas P. FitzGerald

General Counsel and Corporate Secretary

ZeroFox Holdings, Inc.

1834 S. Charles Street

Baltimore, Maryland 21230

Telephone: (855) 936-9369

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William M. Shields David M. Hutchins Sarah H. Young Ropes & Gray LLP 800 Boylston Street Boston, MA 02199 Telephone: (617) 951-7000 Fax: (617) 951-7050	Jeffrey N. Ostrager Anthony J. Rosso Frank N. Strumolo Venable LLP 151 West 42nd Street New York, NY 10036 Telephone: (212) 307-5500 Fax: (212) 307-5598

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August  31, 2022, ZeroFox Holdings, Inc., a Delaware corporation (the “Company”) filed a registration statement on Form S-1 (File No. 333-267200) with the U.S. Securities and Exchange Commission (the “Commission”), which was subsequently amended on September 27, 2022, and declared effective by the Commission on October 7, 2022 (as pre-effectively amended, the “First Registration Statement”).

The prospectus in the First Registration Statement related to (i) the issuance by the Company of up to 16,213,419 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable upon the exercise of warrants, comprised of 7,558,430 private placement warrants (the “Private Placement Warrant”) and 8,624,989 public warrants (the “Public Warrants”), and (ii) the resale by the selling securityholders named in the First Registration Statement or their permitted transferees (the “Selling Securityholders”) of up to 120,443,882 shares of Common Stock and up to 7,558,430 Private Placement Warrants.

On March 31, 2023, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the Company filed a registration statement on Form S-1 (File No. 333-271028) with the SEC, which was declared effective by the Commission on April 12, 2023 (the “Second Registration Statement”). Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of the Second Registration Statement was filed as a combined prospectus with respect to (a) certain securities previously registered for issuance and offer and sale under the First Registration Statement, which remained unsold, including (i) up to an aggregate of 16,213,419 shares of the registrant’s Common Stock issuable upon the exercise of warrants, comprised of 7,588,430 Private Placement Warrants and 8,624,989 Public Warrants, and (ii) the resale by the Selling Securityholders named in the First Registration Statement or their permitted transferees of up to 120,066,925 shares of Common Stock and up to 7,588,430 Private Placement Warrants, and (b) the issuance of up to 173,155 shares of Common Stock issuable upon the exercise of options held by a former director and two former consultants of ID Expert Holdings, Inc., which issuance was newly registered thereunder.

Pursuant to Rule 429, the Second Registration Statement (i) constituted post-effective amendment No. 1 to the First Registration Statement with respect to the offering of such unsold shares and warrants thereunder and (ii) combined the prospectuses included in the First Registration Statement and the Second Registration Statement.

On September 12, 2023, the Company filed Post-Effective Amendment No. 1 to Form 1 on Form S-3 Registration Statement, which was declared effective by the Commission on September 20, 2023, to (i) convert the Second Registration Statement on Form S-1 into a registration statement on Form S-3 and (ii) include updated information regarding the Selling Securityholders, including a reduction in the number of (A) shares being offered by the Selling Securityholders to 105,098,859 shares of Common Stock and (B) Private Placement Warrants being offered by the Selling Securityholders to 5,710,747 Private Placement Warrants. No additional securities were registered under Post-Effective Amendment No. 1 to the Registration Statemen.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement (this “Post-Effective Amendment No. 2”) is being filed by the Company to deregister all unsold securities previously registered under the Second Registration Statement.

DEREGISTRATION OF UNSOLD SECURITIES

The Company is filing with the Commission this Post-Effective Amendment No. 2 to deregister all unsold securities previously registered under the Second Registration Statement (File No. 333-271028), filed with the Commission on March 31, 2023 and declared effective by the Commission on April 12, 2023, as amended by Post-Effective Amendment No. 1 to Form S-1 on Form S-3 Registration Statement, which was filed with the Commission on September 12, 2023 and declared effective by the Commission on September 20, 2023, relating to the registration of (i) the issuance of up to an aggregate of 16,386,574 shares of Common Stock and (ii) the offer and sale from time to time by the selling securityholders named therein of (a) up to 105,098,859 shares of Common Stock and (b) up to 5,710,747 warrants to purchase Common Stock.

On May 13, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 6, 2024, by and among ZI Intermediate II, Inc., a Delaware corporation (“Parent”) and HI Optimus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration any of the securities remaining unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on May 13, 2024.

ZeroFox Holdings, Inc.

By:	/s/ James C. Foster
	Name:	James C. Foster
	Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 2.